Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Announces Departure of Chief Financial Officer and Appointment of Interim Chief Financial Officer

Bloomfield Hills, MI, August 11, 2021 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced that Simon Leopold has resigned from his positions as Executive Vice President, Chief Financial Officer and Secretary of the Company effective immediately.

The Board of Directors also announced that it will commence a formal search, which will consider internal and external candidates, for a new Chief Financial Officer.

Peter Coughenour, current Vice President, Corporate Finance who joined the Company in 2015, has been appointed to the position of interim Chief Financial Officer until a permanent replacement is identified.

David Wolff, the Company’s Chief Accounting Officer, will continue to lead the day-to-day operations of the Company's accounting department.

Mr. Leopold’s departure is not related to any disagreement with the Company on any matters related to the Company’s operations, policies, practices or the integrity of the Company’s financial statements or systems.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of June 30, 2021, the Company owned and operated a portfolio of 1,262 properties, located in 46 states and containing approximately 26.1 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

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Contact:

Nicole Witteveen

Vice President, People & Culture

Agree Realty Corporation

(248) 737-4190